Exhibit 23.1

We hereby consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-153854, 333-142083, 333-133252, 333-46067 and Form S-8 Nos. 333-139996, 333-112010, 333-105781, 333-105516, 333-38940, 333-38932, 333-77823, 333-47003, and 333-30647) of our report dated April 3, 2008, except Note 15, as to which the date is September 3, 2008 relating to our audits of the financial statements of Wanzek Construction, Inc. as of December 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 and our report dated September 19, 2008, relating to our reviews of the financial statements of Wanzek Construction, Inc. as of June 30, 2007 and 2008, and for each of the six month periods then ended.

We also consent to the reference to our firm under the caption “Experts” in the above-referenced Registration Statements.

/s/ Eide Bailly LLP
Fargo, North Dakota
October 5, 2008